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                                                                     EXHIBIT 5.1

                       [Letterhead of Faegre & Benson LLP]

                                December 9, 2003

The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Ladies and Gentlemen:

      We have acted as counsel to The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), in connection with the registration by St. Paul under the Securities Act of 1933, as amended (the "Securities Act"), of shares of its common stock, without designated par value (the "Shares"). The Shares are being registered pursuant to a Registration Statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"). The Shares are being issued pursuant to the Agreement and Plan of Merger, dated as of November 16, 2003 (the "Merger Agreement"), among St. Paul, Travelers Property Casualty Corp., a Connecticut corporation ("Travelers"), and Adams Acquisition Corp., a Connecticut corporation and wholly owned subsidiary of St. Paul ("Merger Sub"), providing for the merger of Merger Sub with and into Travelers (the "Merger").

      We have examined such documents, records, and matters of law as we have deemed necessary for the purposes of this opinion.

      In rendering this opinion, we have assumed that, before the issuance of the Shares, (1) the Registration Statement will have become effective under the Securities Act, (2) the shareholders of St. Paul will have approved the issuance of the Shares and the Required Articles Amendment (as described in the joint proxy statement/prospectus constituting a part of the Registration Statement),
(3) the shareholders of Travelers will have approved the Merger Agreement and the Merger, (4) the Travelers shares to be converted into the Shares in the Merger were validly issued under applicable law, and (5) the other conditions to consummating the Merger set forth in the Merger Agreement will have been satisfied.

      On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be duly authorized, validly issued, fully paid, and non-assessable under Minnesota law.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           FAEGRE & BENSON LLP

                                           By: /s/ Philip S. Garon
                                              --------------------------------
                                              Philip S. Garon